Exhibit 10.4

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”) is made and entered into as of January 1, 2025 (the “Effective Date”), by and between Renewal Fuels, Inc., a Delaware corporation (the “Company”), and Richard Hawkins (“Consultant”). The Company and Consultant are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Renewal Fuels, Inc., a Delaware corporation (the “Company”), desires to retain Richard Hawkins (the “Consultant”) to provide strategic corporate, financial, and capital markets consulting services for the 2025 calendar year;

WHEREAS, Consultant has previously provided similar services to the Company and continues to serve as its Chief Executive Officer in an unpaid capacity;

WHEREAS, the Company acknowledges and agrees that Consultant is not acting as an employee or officer for purposes of compensation under this Agreement, and that this Agreement reflects a distinct arm’s-length consulting relationship on a 1099 basis;

WHEREAS, the Company wishes to memorialize and compensate Consultant for such services to be rendered during the 2025 calendar year under the terms set forth herein; and

WHEREAS, the parties desire to set forth the terms and conditions of such engagement in writing, including the Consultant’s right to elect conversion of unpaid fees in the event of default;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. APPOINTMENT OF CONSULTANT. The Company grants to Consultant for the term of this Agreement, the authority to provide to the Company, on a non-exclusive basis, financial and corporate consulting services described herein upon the terms and conditions set forth in this Agreement.

2. CONSULTANT SERVICES. Consultant, in his capacity as an independent contractor, will provide Services to the Company (the “Advisees”) during the term of this Agreement when and as reasonably requested by the Company. Said Services shall include, but not be limited to (as the need for other, not herein articulated services may, with the passage of time, be required to properly advance the Services described herein), the following:

(a)	Advise and consult with respect to the creation of the Advisees business plan and investor presentation, deal structure, equity and debt financing, including but not limited to review and modification of the Advisees investment and presentation documents and develop new material as deemed necessary to communicate the business plan and investment potential of the Advisees;
(b)	Introduce concerns and advise, consult and assist with the retention of potential officers, outside directors, specialized legal counsel, investment bankers, qualified potential investors, auditors, broker dealers, trading firms, financial and/or securities analysts, investor relations and public relations and other professional service providers.
(c)	Provide the Advisees with non-legal aspects of conducting a private placement or registered offering of equity or debt securities while RNWF remains listed on the OTC Market as a reporting company and thereafter further assist the Advisees in raising capital in the form of equity, convertible debt or straight debt, as the case may be, introduce the Advisees to investment firms of all types, and advise the Advisees on structuring capital raises Advisees hereby specifically acknowledge that they understand the Consultant is not an attorney and is not providing legal to RNWF of the Advisees.

(d)	Advise and consult with the Advisees regarding any possible or proposed M&A transactions (‘Transactions”). Consultant shall be authorized, on a case by case basis, to introduce parties and prospective merger candidates to the Advisees, and to assist the Advisees to negotiate term sheets, definitive agreements, and perform and provide customary due diligence. Except for such communications as are necessary or incidental to making such introductions, Consultant shall not provide any representations regarding the Advisees without the Advisees prior written consent, and all such representations shall be provided to such candidates exclusively by the Advisees. Any agreement for a Transaction shall be subject to approval of RNWF’s Board of Directors and stockholders and satisfactory completion by the Advisees of mutual due diligence. Advisees and Consultant may negotiate terms of additional Compensation to Consultant in the case of a successful Transaction. Advisees hereby acknowledge that they understand that Consultant is not a broker/dealer nor affiliated with a broker/dealer and no compensation will be paid to Consultant in connection with sale of securities in connection with this Section2(d).
(e)	Advise the Advisees with strategic planning and relationships with other non-financial Companies.
(f)	Advise the Advisees with his personal evaluation of the performance of accounting, legal, investment banking, securities clearing, financial public relations and other U.S. securities professionals engaged by the Advisees.

The Advisees acknowledge that Consultant will limit his role under this Agreement to that of an Consultant, and that Consultant is not, and will not become, engaged in the business of (i) effecting securities transactions for or on the account of the Advisees, (ii) providing investment Consulting services as defined in the Investment Consultants Act of 1940, or (iii) providing any tax, legal, accounting, lobbying or other services except as specifically set forth in this or any other Agreement. This is a consulting-only position and is separate from any officer role the Consultant may hold in a non-salaried capacity.

3. COMPENSATION TO CONSULTANT. As compensation for providing the services, the Advisees agree to pay Consultant a total of $50,000.00 for the 2025 calendar year (the “Consulting Fee”). This amount shall be treated as a payable obligation of the Company and shall accrue without interest through December 31, 2025. In the event of non-payment for more than thirty (30) days following written demand by Consultant, the Consulting Fee shall accrue interest at twelve percent (12%) per annum from the original due date. Consultant shall have the option, but not the obligation, to convert the unpaid Consulting Fee (together with any accrued interest) into Common Stock of the Company at a price per share equal to $0.0002, subject to a 9.99% ownership blocker, as set forth in Section 3.1 below.

(a)	Conversion Option Upon Default. In the event of non-payment constituting a default under this Agreement, Consultant shall have the right, but not the obligation, to convert all or a portion of the unpaid Consulting Fee, together with any accrued interest and reasonable fees or costs, into the number of shares of Common Stock of the Company equal to the unpaid amount divided by $0.0002 (the “Default Conversion Shares”). Such conversion shall not exceed 9.99% of the Company’s issued and outstanding shares of Common Stock immediately prior to the issuance, unless otherwise waived in writing by the Company. Shares shall be issued free of restrictions to the fullest extent permitted under Rule 144 or any applicable registration rights.
(b)	The Consulting Compensation shall accrue without interest until December 31, 2025 (the "Maturity Date"), after which any unpaid balance shall bear interest at the rate of 12% per annum until paid in full. If the Consulting Compensation is not paid in full by the Maturity Date, such non-payment shall constitute an Event of Default.
(c)	Upon an Event of Default, Consultant shall have the right, but not the obligation, to convert all or any portion of the unpaid Consulting Compensation (including accrued default interest) into shares of the Company's common stock at a conversion price equal to $0.0002 per share (the "Default Conversion"), subject to a 9.99% beneficial ownership cap.

(d)	Any shares issued pursuant to a Default Conversion shall have piggyback registration rights in the Company's next registration statement (Form S-1 or Regulation A), subject to any limitations imposed by a lead underwriter in a firmly committed offering. The Company shall furnish all documentation reasonably required to enable Consultant to deposit such shares with a FINRA-registered broker-dealer, including removing any restrictive legend after any applicable holding period.

4. CONSULTANT’S OPINIONS, ADVICE AND CONFIDENTIALITY.

(a)	The Company acknowledges that all financial and corporate Consulting Services (written or oral) given by Consultant to the Company in connection with Consultant’s engagement are intended solely for the benefit and use of the Company, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Consultant given specifically and exclusively to the Company pursuant to this Agreement, and no such opinion or advice shall be used in any other manner or for any other purpose, nor may the Company make any public references to Consultant, or use the Consultant’s name in any annual reports or any reports or releases of the Company, without the Consultant’s prior written consent.
(b)	The Consultant acknowledges that Consultant shall keep in confidence any information that the Company provides to Consultant pursuant to this Agreement. Notwithstanding the foregoing, Consultant shall not be required to maintain confidentiality with respect to information (i) which is or becomes part of the public domain not due to the breach of this Agreement by Consultant; (ii) of which it had independent knowledge prior to disclosure; (iii) which comes into the possession of Consultant in the normal and routine course of his own business from and through independent non-confidential sources; or (iv) which is required to be disclosed by Consultant by laws, rule or regulators. If Consultant is requested or required to disclose any information supplied to it by the Company, Consultant shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.

5. TERM OF AGREEMENT; TERMINATION: EFFECT THEREOF. The term of this Agreement shall be for twelve months commencing on the date hereof, and shall automatically renew for successive six month periods or longer subject to mutual agreement unless terminated by either party by written notice as provided for herein 30 days prior to the end of the initial or any successive term, subject to this paragraph 5. Either party may terminate the Agreement for Cause during any term by providing the other party with 30 days written notice of termination for Cause. Cause shall be defined as either Consultant or any officer, director or control person of the Company being, subsequent to execution of this Agreement, indicted, arrested or convicted by any court of any U.S. state or The United States of America or censured, barred or otherwise formally disciplined by the SEC, FINRA or any U.S. state securities commissioner. If the Agreement is terminated for Cause by either party prior to the six-month anniversary of this Agreement, the Consultant shall retain a prorated portion of the fully earned compensation for services rendered up to the date of termination, calculated on a 365-day year. If termination for Cause occurs after the six-month anniversary, the Consultant shall retain the entire Compensation.

6. EXPENSES. Each of the parties hereto shall be solely responsible for any and all of its own and costs and expenses related to the negotiation and preparation of this Agreement. It is agreed and acknowledged by the Company that the Consultant may incur out of pocket costs and expenses in connection with the provision of services to the Company hereunder. The Company hereby agrees to advance such costs or expenses or to repay any such costs or expenses incurred by Consultant within fifteen days of Consultant presenting an invoice for such expenses, as long as such expenses are approved by the Company in advance.

7. INDEPENDENT CONTRACTOR. Consultant shall act at all times hereunder as an independent contractor as that term is defined in the Internal Revenue Code of 1986, as amended, with respect to the Company, and not as an employee, partner, agent or co-venturer of or with the Company. Except as set forth herein, the Company shall neither have nor exercise control or direction whatsoever over the operations of Consultant and Consultant shall neither have nor exercise any control or direction whatsoever over the employees, agents or subcontractors hired by the Company.

8. NO AGENCY CREATED. No agency, employment, partnership or joint venture shall be created by this Agreement, as Consultant is an independent contractor. Consultant shall have no authority as an agent of the Company or to otherwise bind the Company to any agreement, commitment, obligation, contract, instrument, undertaking, arrangement, certificate or other matter. Each party hereto shall refrain from making any representation intended to create an apparent agency, employment, partnership or joint venture relationship between the parties.

9. INDEMNIFICATION. See Exhibit “A”.

10. NOTICES. Any notice required or permitted to be given pursuant to this Agreement shall be in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or upon receipt by the addressee by courier or by telefacsimile addressed to each of the other Parties thereunto entitled at the respective address listed below, with a copy by email, or at such other addresses as a Party may designate by ten days advance written notice:

If to the Company:

Renewal Fuels, Inc.

30 N. Gould St.

Sheridan, WY 53202

If to the Consultant:

Richard Hawkins

1511 E Pebblestone Way

Hayden, ID 83835richhawkins@me.com

11. ASSIGNMENT. This Agreement shall not be assigned, pledged or transferred in any way by either party hereto without the prior written consent of the other party. Any attempted assignment, pledge, transfer or other disposition of this Agreement or any rights, interests or benefits herein contrary to the foregoing provisions shall be null and void.

12. CONFLICTING AGREEMENTS. Consultant and the Company represent and warrant to each other that the entry into this Agreement and the obligations and duties undertaken hereunder will not conflict with, constitute a breach of or otherwise violate the terms of any agreement or court order to which either party is a party, and that each party is not required to obtain the consent of any person, firm, corporation or other entity in order to enter into this Agreement.

13. NO WAIVER. No terms or conditions of this Agreement shall be deemed to have been waived, nor shall any party hereto be stopped from enforcing any provisions of the Agreement, except by written instrument of the party charged with such waiver or estoppel. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived, and shall not constitute a waiver of such term or condition for the future or as to any act other than specifically waived.

14. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware.

15. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties hereto in regard to the subject matter hereof and may not be changed orally but only by written document signed by the party against whom enforcement of the waiver, change, modification, extension or discharge is sought. This Agreement supersedes all prior written or oral agreements by and among the Company or any of its subsidiaries or affiliates and Consultant or any of its affiliates with respect to the subject matter of this Agreement.

16. PARAGRAPH HEADINGS. Headings contained herein are for convenient reference only. They are not a part of this Agreement and are not to affect in any way the substance or interpretation of this Agreement.

17. SURVIVAL OF PROVISIONS. In case any one or more of the provisions or any portion of any provision set forth in this Agreement should be found to be invalid, illegal or unenforceable in any respect, such provision(s) or portion(s) thereof shall be modified or deleted in such manner as to afford the parties the fullest protection commensurate with making this Agreement, as modified, legal and enforceable under applicable laws. The validity, legality and enforceability of any such provisions shall not in any way be affected or impaired thereby and such remaining provisions shall be construed as severable and independent thereof.

18. BINDING EFFECT. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns, subject to the restriction on assignment contained in paragraph 11 of this Agreement.

19. ATTORNEY'S FEES. The prevailing party in any legal proceeding arising out of or resulting from this Agreement shall be entitled to recover its costs and fees, including, but not limited to, reasonable attorneys' fees and post judgment costs, from the other party.

20. AUTHORIZED AGENT. The persons executing this Agreement on behalf of the Company and Consultant hereby represent and warrant to each other that they are the duly authorized representatives of their respective entities and that each has taken all necessary corporate or partnership action to ratify and approve the execution of this Agreement in accordance with its terms.

21. ADDITIONAL DOCUMENTS. Each of the parties to this Agreement agrees to provide such additional duly executed (in recordable form, where appropriate) agreements, documents and instruments as may be reasonably requested by the other party in order to carry out the purposes and intent of this Agreement.

22. COUNTERPARTS, TELEFACSIMILE, OR ELECTRONIC SCAN. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement. A telefacsimile or electronic scan of this Agreement may be relied upon as full and sufficient evidence as an original.

{Signature Page Follows}

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

Renewal Fuels, Inc. (RNWF), a Delaware Corporation:

By: /s/ Richard Hawkins

Richard Hawkins, CEO

Consultant:

By: /s/ Richard Hawkins

               Richard Hawkins

EXHIBIT A

Indemnification

The Company agrees that it shall indemnify and hold harmless, Consultant, its members, managers, officers, employees, agents, affiliates and controlling persons within the meaning of Section 20 of the Securities Exchange Act of 1934 and Section 15 of the Securities Act of 1933, each as amended (any and all of whom are referred to as an "Indemnified Party"), from and against any and all losses, claims, damages, liabilities, or expenses, and all actions in respect thereof (including, but not limited to, all legal or other expenses reasonably incurred by an Indemnified Party in connection with the investigation, preparation, defense or settlement of any claim, action or proceeding, whether or not resulting in any liability), incurred by an Indemnified Party with respect to, caused by, or otherwise arising out of any Indemnified Party performing the services contemplated hereunder; provided, however, the Company will not be liable, or shall not be obligated to indemnify or hold harmless, to the extent, and only to the extent, that any loss, claim, damage, liability or expense is finally judicially determined to have resulted primarily from Consultant's gross negligence or bad faith in performing such services. If any legal or regulatory action is brought against the Consultant in an official capacity, the Company shall engage a Tier 1 law firm to provide defense. The Consultant, acting in an executive or control capacity, shall also be protected from personal financial harm, cyberattacks, or physical threats arising from actions taken in the course of fulfilling such official duties.

If the indemnification provided for herein is conclusively determined (by an entry of final judgment by a court of competent jurisdiction and the expiration of the time or denial of the right to appeal) to be unavailable or insufficient to hold any Indemnified Party harmless in respect to any losses, claims, damages, liabilities or expenses referred to herein, then the Company shall contribute to the amounts paid or payable by such Indemnified Party in such proportion as is appropriate and equitable under all circumstances taking into account the relative benefits received by the Company on the one hand and Consultant on the other, from the transaction or proposed transaction under the Agreement or, if allocation on that basis is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and Consultant on the other, but also the relative fault of the Company and Consultant; provided, however, in no event shall the aggregate contribution of Consultant and/or any Indemnified Party be in excess of the net compensation actually received by Consultant and/or such Indemnified Party pursuant to this Agreement.

       The Company shall not settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in which any Indemnified Party is or could be a party and as to which indemnification or contribution could have been sought by such Indemnified Party hereunder (whether or not such Indemnified Party is a party thereto), unless such consent or termination includes an express unconditional release of such Indemnified Party, reasonably satisfactory in form and substance to such Indemnified Party, from all losses, claims, damages, liabilities or expenses arising out of such action, claim, suit or proceeding.

       In the event any Indemnified Party shall incur any expenses covered by this Exhibit A, the Company shall reimburse the Indemnified Party for such covered expenses within ten (10) business days of the Indemnified Party's delivery to the Company of an invoice therefor, with receipts attached. Such obligation of the Company to so advance funds may be conditioned upon the Company's receipt of a written undertaking from the Indemnified Party to repay such amounts within ten (10) business days after a final, non-appealable judicial determination that such Indemnified Party was not entitled to indemnification hereunder.

       The foregoing indemnification and contribution provisions are not in lieu of, but in addition to, any rights which any Indemnified Party may have at common law hereunder or otherwise, and shall remain in full force and effect following the expiration or termination of Consultant's engagement and shall be binding on any successors or assigns of the Company and successors or assigns to all or substantially all of the Company's business or assets. These indemnification provisions shall survive any termination of the Agreement for a period of two (2) years.

Renewal Fuels, Inc. (RNWF), a Delaware Corporation:

By: /s/ Richard Hawkins

Richard Hawkins, CEO

Consultant:

By: /s/ Richard Hawkins

               Richard Hawkins